Exhibit 3.3
COLE ADVISOR RETAIL INCOME REIT, INC.
ARTICLES OF AMENDMENT
     Cole Advisor Retail Income REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Article II of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:
Cole Credit Property Trust IV, Inc.
     SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.
     THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Executive Vice President, Chief Financial Officer and Treasurer and attested by its Secretary this 19th day of May, 2011.

ATTEST:			COLE ADVISOR RETAIL INCOME REIT, INC.

By:	/s/ Kimberly J. Smith		By:	/s/ D. Kirk McAllaster, Jr.
	Name:	Kimberly J. Smith		Name:	D. Kirk McAllaster, Jr.
	Title:	Assistant Secretary		Title:	Executive Vice President, Chief Financial Officer and Treasurer